Exhibit 10.22

SERVICES AGREEMENT

This Services Agreement (this “Agreement”) is effective as of January 1, 2012, between The Electrum Group LLC (“Provider”) and Sunshine Silver Mines Corporation (“Recipient”).

WHEREAS Provider has the resources and capacity to provide certain business consulting services that may be useful to Recipient; and

WHEREAS Recipient desires to utilize such services, and Provider is willing to provide such services to Recipient, subject to the terms of this Agreement.

NOW, THEREFORE, the parties agree as follows:

1.	Services. During the term of this Agreement, Provider shall provide to Recipient the services described on Exhibit A to this Agreement, as well as any additional services to which the parties may mutually agree from time to time (the “Services”). Provider shall provide the Services on an as-required basis as mutually determined by Provider and Recipient from time to time. Provider shall use that degree of skill, care and diligence in the performance of the Services that (a) a reasonable person would use acting in like circumstances and in accordance with applicable laws and regulations and (b) is no less than that exercised by Provider with respect to comparable services that it performs on its own behalf.

2.	Consideration.

a.	Fees. During the term of this Agreement, Provider shall receive from Recipient the annual fees described on Exhibit B to this Agreement (as such Exhibit B may be amended from time to time by the parties hereto). In addition, Provider shall be reimbursed by Recipient at actual cost for any out-of-pocket expenses. The amounts to be charged to Recipient under this Section 2(a) are referred to herein as the “Fees.”

b.	Payment. Provider shall bill Recipient for the Fees in advance on a quarterly or other periodic basis as the parties may agree from time to time. Recipient shall pay the amount of the Fees shown on the applicable invoice within 30 days of receipt of the invoice.

c.	Books and Records. Provider shall use commercially reasonable efforts to maintain appropriate invoices and other documentation substantiating the Fees. Upon reasonable advance notice, Recipient may review such records at any time to determine whether the Fees are proper under this Agreement.

3.	Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated upon mutual consent of the parties. Following termination of this Agreement, Recipient shall remain liable for any accrued but unpaid Fees. Sections 4, 5, 6 and 7 shall survive the termination of this Agreement.

4.	Independent Contractor. The relationship of the parties hereto is that of contracting parties, and no partnership, joint venture or other similar arrangement is created hereby. Provider is not entitled to any compensation or employee benefits that would accrue to any employee provided by Provider if such employee were an employee of Recipient.

5.	Limitation of Liability. Provider shall not be liable, responsible or accountable, in damages or otherwise, to Recipient for any act or omission performed or omitted by Provider in good faith on behalf of Recipient and in a manner reasonably believed by Provider to be within the scope of the authority conferred upon Provider hereunder and in the interests of Recipient.

6.	Confidentiality. Provider shall, and shall cause its employees and representatives to, keep confidential all information in the possession of Provider that in any way relates to Recipient, provided that Provider and its employees and representatives may disclose such information to the extent reasonably necessary or advisable in connection with the performance of the Services. In addition, Provider and its employees or representatives may disclose information (a) which is, or becomes, publicly available, other than by reason of a breach of this Section 6, (b) received from a third party not known to be bound by any duty of confidentiality to Recipient, or (c) required by applicable law or legal process to be disclosed.

7.	Indemnity. Recipient shall indemnify, defend and hold harmless Provider and its owners, affiliates, officers, directors, employees, agents and representatives (collectively, the “Provider Parties”) from and against any and all claims, losses, damages, liabilities and expenses (including reasonable attorneys’ fees) of any nature whatsoever arising out of or in connection with this Agreement, except to the extent attributable to the negligence or willful misconduct of one of the Provider Parties.

8.	Miscellaneous.

a.	Further Assurances. From time to time, each party shall execute and deliver such further instruments and take such further action as the other party reasonably requests in order to discharge and perform the obligations and agreements hereunder.

b.	Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party; provided, however, that Provider may delegate any of its obligations hereunder to any third party (subject to receiving comparable assurances of confidentiality), including to affiliates of Provider.

c.	Reparability. The invalidity or unenforceability of any provision in this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

d.

Interpretation; Jurisdiction. This Agreement shall be interpreted and construed in accordance with the laws of the State of New York, without reference to the rules governing conflicts of laws. The parties hereto consent to personal jurisdiction and venue in the State of New York, County of New York, with respect to any action or proceeding brought in connection with this Agreement. The captions of sections of this Agreement have been inserted as a matter of convenience only and shall not control or affect the meaning or construction of any of the terms or provisions hereof.

e.	Entire Agreement. The parties agree that all understandings and agreements heretofore made among them are merged in this Agreement, which alone fully and completely expresses their agreement with respect to the subject matter hereof. There are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, among the parties hereto, other than as set forth in this Agreement.

f.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

g.	Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

THE ELECTRUM GROUP LLC

By:	/s/ William Natbony
Name: William Natbony
Title: Chief Executive Officer

SUNSHINE SILVER MINES CORPORATION

By:	/s/ Roger Johnson
Name: Roger Johnson
Title: Chief Financial Officer

[Signature page to Services Agreement between Sunshine Silver Mines Corporation and The Electrum Group LLC]

EXHIBIT A – SERVICES

•	Strategic business advice

•	Preparation and review of banking and investor presentations

•	Financial modeling

•	Assistance with identification and selection of Executives and senior staff

EXHIBIT B – ANNUAL FEES

2012: $500,000.